EXHIBIT 99.1

TD Bank Financial Group completes acquisition of majority interest in
Banknorth Group, Inc.

March 1, 2005, TORONTO, ON and PORTLAND, ME— TD Bank Financial Group (TSX, NYSE: TD) and Banknorth Group, Inc. (NYSE: BNK) today announced the completion of TD’s acquisition of 51% of the outstanding shares of Banknorth.

Banknorth shareholders approved the transaction at a special meeting of shareholders on February 18, 2005. In connection with the transaction, Banknorth has changed its name to TD Banknorth Inc. and has reincorporated in Delaware. TD Banknorth Inc.’s common stock is listed on the NYSE under the symbol “BNK”.

Upon closing, TDBFG estimates that it will have approximately 704,350,000 common shares outstanding. As previously announced, William J. Ryan has joined the TD Board and has been appointed a Vice Chair of TDBFG, effective upon closing.

About TD Bank Financial Group
Marking 150 years of service to Canadians in 2005, The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Personal and Commercial Banking including TD Canada Trust; Wealth Management including the global operations of TD Waterhouse; Wholesale Banking, including TD Securities; and U.S. Retail and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$333 billion in assets, as of January 31, 2005. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol “TD”.

About TD Banknorth Inc.
At December 31, 2004, TD Banknorth Inc. headquartered in Portland, Maine, had assets of $28.7 billion and provided financial services to more than 1.3 million households in the northeast. TD Banknorth’s banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). TD Banknorth and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. TD Banknorth Inc. trades on the New York Stock Exchange under the symbol “BNK”.

For more information, please contact:

Neil Parmenter TD Bank Financial Group 416-308-0836	Jeff Nathanson TD Banknorth 207-761-8517